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                                                                   EXHIBIT 10.37


                   SABRATEK CORPORATION AND CORAM HEALTHCARE
               EXCLUSIVE SUPPLY AGREEMENT FOR IV INFUSION PUMPS,
                      IV DISPOSABLE SETS AND RELATED ITEMS


         This Agreement is entered into as of February 26, 1997, by and between Sabratek Corporation, Inc. of 5601 West Howard Street, Niles, Illinois 60714 (Telephone: 847-647-2760/Fax: 847-647-2382) ("Sabratek") and Coram Healthcare Corporation located at 1125 17th Street, Denver, Colorado 80202 (Telephone:
303-672-8741/Fax: 303-672-8889) ("Coram").

                                    RECITALS

         Coram provides healthcare and offsite intravenous ("IV") equipment and services for patients through approximately 120 branches in the United States. Sabratek is in the business of manufacturing and selling pump actuated IV equipment and disposable IV infusion sets, including central monitoring systems for IV activity using its pump sets. Coram desires to purchase from Sabratek and Sabratek desires to sell these products to Coram pursuant to the terms of this Agreement. Accordingly, the parties agree as follows:

                                   AGREEMENT


         1. Products. Sabratek shall sell to Coram and Coram shall purchase from Sabratek its requirements for the following products (the "Products") during the stated term of this Agreement: IV Pumps, IV disposable pump sets, IV pump monitoring systems, related software, and IV pump diagnostic equipment. Coram will use best efforts to order products from Sabratek as listed on Exhibit A. Sabratek also offers modems and cables as listed on Exhibit A for its MediVIEW remote monitoring systems, but Coram is not required to make purchases of these items from Sabratek.

         2.      *  Confidential Treatment Requested.

         3.      *  Confidential Treatment Requested.

         4. Additional Purchases. Coram may purchase disposable IV pump sets and additional Products from Sabratek at any time during the Implementation Period and, for the contract term, at the pricing set forth on Exhibit A to this Agreement. All orders shall be filled as per Section 17. Coram also agrees to purchase and implement Sabratek's MediVIEW data management software systems in all its branches by November 1, 1997.

         5. Stocking Requirement. Sabratek will maintain a 90 days supply of disposable IV pumps sets for Coram.

         6. Pump Changes. Sabratek agrees not to make any significant functional modifications to the software of its 3030 or 6060 IV pumps sold and shipped to Coram, without
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the consent of Coram.

         7. Demo Pool. Sabratek will make available during the Implementation Period a demo pool of 100 Sabratek 3030 and 6060 IV pumps for training purposes.

         8. Loaner Pool. Sabratek will maintain at its premises a pool of 100 pumps for coram as loaners for Sabratek 3030 and 6060 IV pumps purchased from Sabratek which are out of service due to repair. These loaner pumps are available for next day delivery.

         9. Terms of Sale. All purchase orders for Products shall be governed by the terms and conditions of this Agreement and Sabratek's general terms and conditions of sale, attached as Exhibit B, both of which shall override any inconsistent terms on any purchase order or other communication of Coram unless expressly agreed to in writing by Sabratek. The terms and conditions of Exhibit B are part of this Agreement as though set forth in it, but in the event of a conflict between the terms and conditions of Exhibit B and the terms of this Agreement, the terms of this Agreement shall control.
The term "Master Contract" whenever used in Exhibit B shall mean this Agreement, and the term "Buyer" whenever used in Exhibit B shall mean Coram.

         10. Contract Term. Coram shall be required to make purchases of Products from Sabratek and Sabratek shall be required to maintain the pricing for the Products under the terms of this Agreement for the Implementation Period and for the shorter of a period of five (5) years (the combined period referred to as the "Contract Term") or as such time as Coram achieving
$25 million dollars in gross dollar purchases of IV set disposables.

         11.     *  Confidential Treatment Requested.

         12. Pricing. The prices for the Products are set forth on Exhibit A to this Agreement. So long as Coram is not in breach of its payments obligations and other obligations under this Agreement, the pricing for the Products will remain firm throughout the Contract Term. Contract pricing will immediately be reinstated following the cure of any breach.

         13. Payment. All purchased by Coram shall be paid within 60 days after receipt of invoice accompanying a shipment or otherwise delivered to Coram. Any costs or expenses including Sabratek's attorneys' fees, incurred in collecting unpaid amounts for Products or enforcing the terms of this Agreement in the event of its breach by Coram, shall be paid by Coram.

         14. Credits. The identification and terms and conditions of credits available to Coram are set forth on Exhibit A to this Agreement. Credits offered by Sabratek shall not be used except as and to the extent expressly authorized by Sabratek. Credits are earned only on the purchase of IV disposable sets and not on the purchase of IV pumps, MediVIEW Data Management Software, cables and modems or Pump Masters. Data Management Software, cables and modems or Pump Masters. Credits are taken only against the gross sales price of the Products, i.e., the prices listed on Exhibit A. Each "year" described in the credit notes of Exhibit A means a year beginning with the first day of the month following the end of the Implementation Period. In the
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event of a breach of this Agreement by Coram, all credits shall cease to be available to Coram. Coram acknowledges that an integral condition of any credit being earned is Coram's due performance of this Agreement for the full Contract Term.

         15.     Deleted.

         16.     *  Confidential Treatment Requested.

         17. Shortages/Unexpected Increases in Purchases. In the event of a shortage of Product due to a force majeure or excusable delay event, Sabratek reserves the right to apportion delivery of Product to its customers in any manner Sabratek determines reasonable. In all other circumstances, Sabratek will use its best efforts to accommodate all purchase orders of Coram. If Coram experiences by acquisition or growth a substantial increase in its business, Coram shall give Sabratek a reasonable time to increase its production to meet such additional business, such reasonable time not to exceed six months, provided however, Sabratek must let Coram know within 30 days after Sabratek receives notice of Coram's requirements for increased quantities, whether Sabratek will need more than 60 days to meet Coram's requirements for additional quantities of the Products. If for any reason Sabratek cannot meet the purchase order needs of Coram, Sabratek shall give Coram notice thereof as soon as practical, in writing, specifying the portion of the orders that it cannot meet and the expected date on which it will be able to meet such orders. Until such date, Coram shall be entitled to make purchases elsewhere for the Products not able to be fulfilled timely by Sabratek.

         18. MediVIEW Software Data. Coram agrees that all data obtained from use of Sabratek's MediVIEW Products and in particular the Sabratek Data Management Software is the property of Sabratek, except that Sabratek grants Coram a nonexclusive license of such data to use in servicing its patients. Coram shall maintain the confidence of such data and shall not disclose or license its use to any third party without Sabratek's prior written consent. Coram acknowledges that Sabratek intends to use such data on an aggregate basis to develop and market its products and such data is material consideration to Sabratek's granting to Coram the pricing and credit terms of this Agreement. Coram agrees to render reasonable assistance requested by Sabratek to obtain such data. Sabratek agrees to maintain the confidentiality of individual patient records.

         19. Confidentiality. All negotiations, quotations and terms relating to the Products or this Agreement and the proposals of Sabratek to Coram shall be treated as highly confidential, shall not be disclosed to any other parties by Coram and shall only be retained by senior management of Coram. This Agreement and the documents leading up to its negotiation shall be marked "Confidential" and kept in a separate location which is not accessible by personnel other than senior management of Coram. Coram agrees that it will not disclose the pricing of the Products under or in connection with this Agreement to third parties and that the release of such information will cause serious and irreparable harm to Sabratek. Sabratek acknowledges that IHS has had and will have access to this Agreement before and after the proposed merger agreement between Coram and IHS.
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         20.     New Branches.  If Coram opens new IV branches, it will
purchase the Products to service the customers and patients of those branches in accordance with the exclusivity paragraphs of this Agreement. Coram agrees to notify Sabratek of each new branch it intends to open.

         21.     *  Confidential Treatment Requested.

         22. Support. Sabratek will assign one individual for the duration of the Implementation Period to be exclusively available to Coram for implementation and coordination of Coram's purchases of Sabratek's Products under this Agreement. Coram agrees likewise to assign one individual for the duration of the Implementation Period to be exclusively available to Sabratek for implementation and coordination of Product purchases under this Agreement. Each party shall bear the travel and lodging expenses for its own personnel assigned to this Agreement. Sabratek must obtain the consent of Coram to the formal implementation plan provided by Sabratek, but Coram shall not unreasonably withhold such consent.

         23. Warranty. Sabratek warrants that its pumps, pump disposable sets, pump master and MediVIEW systems to be free from defects in material and workmanship for a period of five years from the date of delivery, if properly installed and used in accordance with Sabratek's requirements, guidelines and instructions, and not subject to abuse, misuse, improper environment or lack of proper maintenance and service. The sole remedy for breach of this warranty is return of the part or Product claimed defective to Sabratek transportation charges prepaid for repair or replacement. All parts and labor incurred by Sabratek to repair warranted defects or replace warranted pumps shall be free of charge to Coram. Sabratek is not liable for costs of removal, transportation costs, Coram's labor costs, reinstallation costs, reinstallation costs, or for the rental or purchase of substitute equipment or Products.
Coram shall not return Products to Sabratek without Sabratek's prior written or facsimile authorization. If the loaner pool is exhausted because of defective Sabratek pumps, Sabratek will increase the loaner pool so that Coram does not incur rental charges.

         24. No Resale. Coram warrants and agrees that the Products will be purchased exclusively for use and consumption by Coram in its healthcare activities for patients it services. Coram shall not purchase the Products for resale or resell them without the prior written consent of Sabratek for the term of this Agreement, including any extension or renewal terms.

         25. Compliance with Laws. Coram and Sabratek will comply with all federal, state and local laws and regulations governing use of the Products and their respective operations in connection with the Products. Coram also agrees to use the Products strictly in accordance with the manuals, instructions, guidelines, medical precautions and other warnings regarding their use, care, storage, maintenance, and disposal.

         26. Entire Agreement. This Agreement is the complete Agreement between the parties covering the Products and the other subject matter of this Agreement. There are no prior written or oral agreements, promises, warranties or representations which survive this Agreement, all of which are superseded by the terms of this Agreement. Any such terms which are inconsistent with the terms of this Agreement in any writing, purchase order or other document of either party
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not expressly agreed to in writing by both parties shall be disregarded and not part of this Agreement.

         27. Amendments. This Agreement may not be amended or modified unless it is in writing signed by facsimile or written authorized representative of each party to be bound.

         28. Governing Law. All aspects of this Agreement and each sale of the Products shall be governed by the internal laws of the State of Colorado without regard to choice of law rules.

         29. Arbitration. Any controversy or claim arising out of or relating to this Agreement, the Products, or the breach, termination or validity of this Agreement, shall be settled by arbitration in accordance with the CPR Non-Administered Arbitration Rules, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
Section 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Denver, Colorado. The arbitrator will reduce his or her findings of fact and conclusions of law to writing.

         30. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned or transferred by Coram without the prior written consent of Sabratek, which consent shall not unreasonably be withheld.

         31. Severability. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law without regard to the invalidity or unenforceability of any other provision of this Agreement.

         32. Independent Status. Sabratek and Coram are not agents for or partners with one another. Their relationship is solely seller and buyer. Neither party is authorized or empowered to enter into any obligation or assume any liability on behalf of the other party without the express written consent of the other party.

         33. Representations/Indemnity. Each party represents to the other that they are duly incorporated in the state of their respective jurisdictions of incorporation, validly existing and have the requisite corporate power and authority to enter into and perform this Agreement. Each party represents to the other that the entry into and performance of this Agreement and the transactions contemplated by it will not breach, interfere with or give rise to a claim under any other agreement, obligation or duty to which the representing party is subject, other than to the extent that Coram must obtain consent and approval from IHS under the terms of the Merger Agreement dated October 19, 1996. In the event of a breach of any of the representations or warranties by one party to the other, or any other obligation under this Agreement, the breaching party shall defend, indemnify and hold harmless the nonbreaching party from and against all asserted or resulting suits, proceedings, liabilities, damages and expenses, including costs of defense and attorneys' fees. Each party agrees to notify the other promptly by confirmed facsimile or in writing of any claim by a third party concerning this Agreement or the Products.
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         34.     Counterparts.  This Agreement may be executed in one or more counterparts by facsimile signature, each of which shall be deemed an original and binding for all purposes. Notwithstanding the binding nature of the execution of this Agreement in facsimile counterparts, each party agrees to mail an originally signed counterpart of this Agreement to the other promptly after facsimile execution.

SABRATEK CORPORATION, INC.              CORAM HEALTHCARE CORPORATION

By s\ Shane K. Padda                    By s\ Richard M. Smith
   --------------------------              ---------------------------
Its Chief Executive Officer             Its Chief Financial Officer
    -------------------------               --------------------------

Dated as of    2/26/97  .
            ------------
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                                   EXHIBIT A

                      * CONFIDENTIAL TREATMENT REQUESTED.
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                                   EXHIBIT B

                          TERMS AND CONDITIONS OF SALE

The following terms and conditions shall be deemed a part of every order quoted, accepted or acknowledged by Sabratek Corporation, Inc. ("Seller"):

         1. DEFINITIONS: As used herein, the term "Buyer" shall mean the purchaser of any of the Products from Seller, and all others liable for the purchase price; the term "Products" shall mean all IV pumps, IV disposable pump sets, IV pump masters, MediVIEW systems and any related items, sold to Buyer by Seller, whether by direct purchase, shipment to third parties, on consignment or otherwise.

         2. ACCEPTANCE: SELLER'S ACCEPTANCE OF BUYER'S PURCHASE ORDER RELATING TO THE PRODUCTS IS EXPRESSLY MADE CONDITIONAL ON BUYER'S ACCEPTANCE OF THESE TERMS AND CONDITIONS, WHICH ARE IN LIEU OF AND SUPERSEDE ANY ADDITIONAL OR DIFFERENT TERMS CONTAINED IN BUYER'S PURCHASE ORDER OR OTHER DOCUMENT OR COMMUNICATION PERTAINING TO BUYER'S ORDER OR THE PRODUCTS, WHICH ADDITIONAL OR DIFFERENT TERMS SHALL BE DEEMED INEFFECTIVE AND REJECTED.

         3. CANCELLATION; RETURNS: Orders are not subject to cancellation by Buyer without the written consent of an authorized officer of Seller. No products may be returned to Seller for credit or replacement without Seller's written permission.

         4.      LATE PAYMENT: [Section eliminated.]

         5. TAXES: Prices quoted do not include taxes or other assessments with respect to the Products. Buyer shall pay any and all use, sales, privilege, or other taxes or license fees or assessments imposed by foreign, federal, state or local governments.

         6. SHIPMENT: All shipments are F.O.B. Seller's shipping point with freight charges prepaid and added to Seller's invoice, i.e., Seller prepays costs of freight and then invoices and obtains reimbursement for same from Buyer. Unless otherwise indicated in an Order and agreed to by Seller, selection of the means of transportation for shipment of the Products shall be at Seller's sole discretion. All packing, crating, storage, shipping, insurance and other incidental costs with respect to the Products shall be for the account of or paid directly by Buyer. Buyer's claims for damage to the Products in transit must be settled with or filed against the carrier and not Seller. All claims for damages or shortages or other nonconformities of shipments must be reported to Seller in writing within ten days after receipt of each shipment of the Products. The description and quantity or weight contained on the bill of lading or other transport document of the Products shall control in the absence of manifest error.

         7. DELAYS: Any delivery date for the Products acknowledged by Seller is a desired and not a promised date. Seller will undertake reasonable efforts to meet the delivery schedule
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set forth in an Order but shall not be liable for failure to do so.  Seller shall not be liable for any damage to or loss of the Products or any delay in or failure to deliver, service, repair or replace the Products arising from shortage of raw materials, failure of suppliers to make timely delivery, labor difficulties of any kind, fire, windstorm, flood, theft, war embargoes, governmental acts or rulings, loss or damage or delays in carriage, acts of God, or any other circumstances reasonably beyond Seller's control. Products stored at the request of Buyer or because Buyer refuses or delays shipment shall be at the risk and expense of Buyer, except for the Products in any demo pool.

         8. PROCESSING: Unless otherwise stated in a Order, the Products are sold for installation and processing by Buyer. Buyer will perform all necessary processing and supply all necessary labor, material, and permits to properly install the Products in accordance with Seller's specific instructions and the requirements of Buyer's customers.

         9. WARRANTY: EXCEPT FOR THE WARRANTY IN ANY MASTER CONTRACT BETWEEN SELLER AND BUYER AND THAT THE PRODUCTS COMPLY WITH THEIR DESCRIPTION SET FORTH IN SELLER'S ORDER ACKNOWLEDGMENT, ALL OTHER WARRANTIES PERTAINING TO THE PRODUCTS OR THEIR SALE, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED.

         10.     LIMITATION OF LIABILITY:  SELLER SHALL NOT BE LIABLE WHETHER
IN CONTRACT, IN TORT, UNDER ANY WARRANTY, IN NEGLIGENCE, OR OTHERWISE, FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OF A PECUNIARY OR ECONOMIC NATURE, INCLUDING COSTS OF REMOVAL, REINSTALLATION OR SHIPMENT, DOWNTIME, LOST PROFITS, OR LOST SALES. UNDER NO CIRCUMSTANCE SHALL SELLER'S LIABILITY OR BUYER'S
REMEDY FOR PECUNIARY DAMAGES AGAINST SELLER EXCEED THE AMOUNT OF THE PURCHASE PRICE OF SELLER'S PRODUCTS DESCRIBED ON A PARTICULAR ORDER INVOLVING A BREACH
OR CLAIM.  IN THE EVENT OF ANY ACCIDENT, OCCURRENCE OR WARRANTY CLAIM
CONCERNING THE PRODUCTS, BUYER MUST NOTIFY SELLER PROMPTLY IN WRITING AND
PERMIT SELLER TO PRESERVE EVIDENCE , TEST THE PRODUCTS, AND INVESTIGATE THE CAUSE THEREOF. BUYER SHALL GIVE SELLER PROMPT AND CONTINUING ACCESS TO THE PRODUCTS FOR INSPECTION AND TESTING, TO THE ENVIRONMENT AND LOCATION OF THE PRODUCTS, AND SHALL COOPERATE WITH SELLER BY PROMPTLY FURNISHING OR GRANTING SELLER ACCESS TO ITS EMPLOYEES, ALL RELEVANT INFORMATION, DATA, TEST RESULTS, REPORTS, WITNESSES, AND OTHER INFORMATION RELATIVE TO ANY OCCURRENCE, ACCIDENT OR CLAIMED DEFECT IN THE PRODUCTS. FAILURE OF BUYER TO GIVE PROMPT NOTICE AS REQUIRED HEREIN OR TO COOPERATE IN THE INVESTIGATION OF AN OCCURRENCE, CLAIM OR ACCIDENT CONCERNING THE PRODUCTS, SHALL BAR BUYER FROM ANY REMEDY AGAINST SELLER. EVEN THOUGH PERSONAL INJURY AND/OR PHYSICAL PROPERTY DAMAGES ARE NOT DISCLAIMED OR LIMITED
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HEREIN, BUYER AGREES THAT THE DISCLAIMER OF PECUNIARY OR ECONOMIC CONSEQUENTIAL
AND INCIDENTAL DAMAGES SHALL NEVERTHELESS BE FULLY ENFORCEABLE. SELLER DISCLAIMS ALL RESPONSIBILITIES FOR AND BUYER AGREES TO INDEMNIFY SELLER FROM
ANY CLAIMS, DAMAGES, OR EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES) RELATING TO ENVIRONMENTAL DAMAGE, POLLUTION, WASTE OR CLEAN-UPS ARISING OUT OF OR RELATING TO THE PRODUCTS OR THE MAINTENANCE THEREOF OR BUYER'S FAILURE TO COMPLY WITH ALL APPLICABLE ENVIRONMENTAL OR OTHER LAWS.

         11. APPLICABLE LAWS; ARBITRATION: All matters pertaining to the Products shall be governed by the internal laws of the State of Illinois. Any controversy or claim arising out of any Order or its breach or pertaining to the Products shall be settled by arbitration in Chicago, Illinois, in accordance with the CPR Non-Administered Rules, by a sole arbitrator. The arbitration shall be governed by the United States U.S.C. Section 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Chicago, Illinois. The arbitrator shall reduce findings of fact and conclusions of law to writing in his award.

         12. INVALID TERM: The invalidity of any term contained in any Order or these terms shall not affect any other of its terms.

         13. NONWAIVER: Seller's or Buyer's failure to enforce or declare a default or breach with respect to any particular term or condition of the Order or these terms shall not be considered a waiver of Seller's or Buyer's right to enforce or be protected by any other term or condition or, on a subsequent occasion, with respect to that particular term or condition.

         14. ALTERATION OF TERMS AND PAROL EVIDENCE: None of the terms and conditions contained in any Order may modify these terms and conditions except by a written instrument signed by an authorized officer of Seller delivered to Buyer.